Exhibit 99.1

July 21, 2020

Dear Shareholder:

We are pleased to inform you that Industrial Property Trust (IPT) has completed the final sale of its remaining investments to Black Creek Industrial REIT IV Inc. and will be making a final liquidating distribution to shareholders. This is the last step in the full cycle of the portfolio and this will be the final transaction investors will have with IPT.

In connection with the sale, IPT expects to make a final liquidating distribution to stockholders of approximately $1.18 per share by the end of July 2020. This will result in total liquidating distributions, all paid in 2020 to approximately $13.72 per share (before any reduction for applicable distributions fees). The amount and timing of such distribution is subject to the approval of IPT’s board of trustees. In addition, IPT will undertake a dissolution process and wind-up its operations by filing articles of dissolution in the State of Maryland to terminate its existence. Investors will no longer hold shares in IPT and the fund will cease operations. For more information you can visit our website at www.blackcreekgroup.com/ipt/. As applicable, final tax documents for the tax year 2020 will be sent to shareholders on or around January 31, 2021.

Your financial advisor is available to help you with decisions about the proceeds of the final liquidating distribution. Please call them to discuss what makes sense for your financial situation.

With this final sale, we believe that IPT achieved its investment objectives of providing consistent current income and value creation through active asset management of its portfolio, culminating in a successful final distribution for its shareholders. We thank you for your partnership and trust in us with your assets, and we hope to continue working with you in the future.

Sincerely,

Evan Zucker

Chairman and Director

518 17th Street, 17th Floor, Denver, Colorado 80202